EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal year ended March 31,					Six months ended September 30, 2015
	2011	2012	2013	2014	2015
	(Millions of yen, except for ratios)
Excluding interest on deposits
Earnings:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	¥920,831	¥936,716	¥889,530	¥1,286,858	¥1,114,784	¥668,764
Add: Fixed charges (excluding interest on deposits)(1)	273,827	281,897	298,158	279,601	286,850	152,160
Add: Distributed income of equity investees	3,026	3,768	4,158	4,295	4,743	6,039
Less: Preference security dividend requirements of consolidated subsidiaries	(87,135)	(85,026)	(86,063)	(84,289)	(65,780)	(28,778)

Total earnings	¥1,110,549	¥1,137,355	¥1,105,783	¥1,486,465	¥1,340,597	¥798,185

Fixed charges (excluding interest on deposits)(1)	¥273,827	¥281,897	¥298,158	¥279,601	¥286,850	¥152,160
Ratio of earnings to fixed charges	4.06	4.03	3.71	5.32	4.67	5.25

	Fiscal year ended March 31,					Six months ended September 30, 2015
	2011	2012	2013	2014	2015
	(Millions of yen, except for ratios)
Including interest on deposits
Earnings:
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	¥920,831	¥936,716	¥889,530	¥1,286,858	¥1,114,784	¥668,764
Add: Fixed charges (including interest on deposits)(1)	408,311	411,359	421,536	419,991	452,417	246,257
Add: Distributed income of equity investees	3,026	3,768	4,158	4,295	4,743	6,039
Less: Preference security dividend requirements of consolidated subsidiaries	(87,135)	(85,026)	(86,063)	(84,289)	(65,780)	(28,778)

Total earnings	¥1,245,033	¥1,266,817	¥1,229,161	¥1,626,855	¥1,506,164	¥892,282

Fixed charges (including interest on deposits)(1)	¥408,311	¥411,359	¥421,536	¥419,991	¥452,417	¥246,257
Ratio of earnings to fixed charges	3.05	3.08	2.92	3.87	3.33	3.62

Note:

(1)	Comprises (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense and (iv) preference security dividend requirements of consolidated subsidiaries.